Exhibit 99.1
Contacts:	For media - Dan McCarthy, 610-774-5758 For financial analysts - Tim Paukovits, 610-774-4124

PPL Reports Earnings for Second Quarter of 2005

ALLENTOWN, Pa. (Aug. 2, 2005) ―PPL Corporation (NYSE: PPL) today reported second-quarter earnings that reflect vastly improved electricity delivery revenues in Pennsylvania and solid operating results in all of the company's business segments.

The company reported net income, or earnings, of $128 million for the second quarter of this year, compared to $148 million for the second quarter of 2004. On a per share basis, second quarter net income was $0.67 in 2005 compared to $0.81 a year ago. PPL's positive operating performance in the quarter was partially offset by the previously announced unusual, non-cash after-tax charge of $47 million, or $0.24 per share, from the sale of PPL's Sundance power plant in Arizona.

PPL's second-quarter earnings from ongoing operations, which exclude unusual items, increased by 33 percent compared to the year-ago period, to $175 million from $132 million. On a per share basis, PPL's second-quarter earnings from ongoing operations increased by 26 percent, to $0.91 from $0.72 last year. This per share growth came despite 8 million more average shares of common stock outstanding compared to a year ago.

Reported earnings are calculated in accordance with generally accepted accounting principles (GAAP). Earnings from ongoing operations is a non-GAAP financial measure that excludes unusual items.

“Our performance in the second quarter shows significant improvement in revenues from our electricity delivery business in Pennsylvania,” said William F. Hecht, PPL's chairman and chief executive officer. “This growth in our delivery business, due primarily to increased distribution rates and transmission charges since the first of this year, has helped PPL's financial performance. We also saw strong operating results from all of our business segments.”

For the first six months of 2005, PPL announced reported earnings of $296 million, or $1.55 per share, compared to $325 million, or $1.80 per share, for the same period last year. Earnings from ongoing operations for the first six months of 2005 increased by 20 percent compared to the year-ago period, to $381 million from $317 million. On a per share basis, PPL's first-half 2005 earnings from ongoing operations increased by 14 percent, to $1.99 per share, from $1.75 per share for the same period last year. This per share growth came despite 10 million more average shares of common stock outstanding compared to a year ago.

In addition to the sale of the Sundance plant in May 2005, PPL's reported results for the first half of 2005 reflect three other unusual after-tax charges in the first quarter of 2005: $0.14 per share related to a PJM Interconnection, L.L.C. (PJM), billing dispute; $0.03 per share related to accelerated amortization of certain stock-based compensation awarded in prior years; and $0.03 per share related to an agreement in principle to settle litigation with NorthWestern Energy.

For the 12-month period ended June 30, 2005, PPL's net income was $669 million, or $3.51 per share, compared to $704 million, or $3.93 per share, for the period ended June 30, 2004. The company recorded several unusual items during these periods. Earnings from ongoing operations for the 12-month period ended June 30, 2005, were $754 million, or $3.96 per share, compared to $667 million, or $3.72 per share, for the period ended June 30, 2004. (See the table entitled “Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings.”)

2005 Earnings Forecast

Reflecting its solid results for the first half of 2005, PPL has tightened its 2005 forecast from $3.80 to $4.20 per share in earnings from ongoing operations to $4.00 to $4.20 per share. The company's revised 2005 forecast of $3.56 to $3.76 per share in reported earnings reflects unusual items through June 30, 2005.

Long-term Earnings Forecast, Dividend Increase and Stock Split

PPL also announced today its initial earnings forecast for 2006 -- $4.30 to $4.50 per share. The midpoint of this 2006 forecast represents a 7.3 percent increase from the midpoint of the company's 2005 forecast for earnings per share from ongoing operations. The company now is forecasting, for the remainder of this decade, a 6 to 7 percent compound annual growth rate in earnings per share. Previously, PPL had been forecasting long-term earnings growth of 3 to 5 percent.

In addition, based on its solid 2005 operating performance and improving earnings per share forecast, PPL also announced today an 8.7 percent increase in its quarterly common stock dividend. Effective Oct. 1, the quarterly dividend will increase from $0.46 per share to $0.50 per share, or from $1.84 per share to $2.00 per share on an annualized basis. PPL also announced today a 2-for-1 common stock split. (See separate news release today: "PPL Announces Significantly Higher Earnings Forecast; 8.7 Percent Dividend Increase on Oct. 1; 2- for-1 Stock Split".)

Earnings by Business Segment

The following chart shows earnings contributions from PPL's business segments for the second quarter and for the first six months of 2005, compared to the same periods of 2004. Dilution to per share earnings due to more common stock outstanding affects all business segments for all time frames.

	2nd Quarter		Year to Date
	2005	2004	2005	2004
	(per share)		(per share)
Earnings from ongoing operations

Supply	$0.45	$0.47	$0.95	$0.97
Pennsylvania Delivery	0.18	0.01	0.43	0.23
International Delivery	0.28	0.24	0.61	0.55
Total	$0.91	$0.72	$1.99	$1.75

Unusual Items

Supply	(0.24)	(0.03)	(0.29)	(0.03)
Pennsylvania Delivery	-	-	(0.15)	-
International Delivery	-	0.12	-	0.08
Total	$(0.24)	$0.09	$(0.44)	$0.05

Reported earnings

Supply	$0.21	$0.44	$0.66	$0.94
Pennsylvania Delivery	0.18	0.01	0.28	0.23
International Delivery	0.28	0.36	0.61	0.63
Total	$0.67	$0.81	$1.55	$1.80

(For more details of earnings in dollars and per share, as well as a detailed description of all unusual items for all time frames, see reconciliation tables at the end of this news release.)

Key Earnings Factors by Business Segment

Supply Segment

PPL's supply business segment primarily consists of the domestic energy marketing and generation operations of PPL Energy Supply. Reported earnings for this segment in the second quarter of 2005 were $40 million, or $0.21 per share, compared to $80 million, or $0.44 per share, a year ago. Excluding unusual items, second-quarter 2005 earnings from ongoing operations for this segment were $87 million, or $0.45 per share, compared to $86 million, or $0.47 per share, a year ago. Reported earnings for this segment in the second quarter of 2005 were affected by the unusual, non-cash, after-tax charge of $47 million, or $0.24 per share, for the sale of PPL's Sundance power plant in Arizona.

Excluding the unusual charge, the Sundance sale will be accretive to the company's earnings in 2005 and in subsequent years, as is reflected in the company's revised earnings forecast. Sale proceeds of $190 million were used to reduce PPL's outstanding debt and to improve liquidity.

Key earnings drivers for PPL's supply segment in the second quarter of 2005 compared to a year ago were: an increase in the generation prices under the Pennsylvania Public Utility Commission-approved contract between PPL Electric Utilities and PPL EnergyPlus for customers who choose not to shop for an energy supplier; improved earnings contributions from the company's synfuel operations; and higher nuclear generation as a result of the 45-megawatt increase in capacity at PPL's Susquehanna nuclear plant in 2004.

Partially offsetting the key positive earnings drivers for the supply segment in this quarter compared to a year ago were higher fuel costs and lower coal-fired and hydroelectric generation resulting in higher purchased power costs.

For the first six months of 2005, reported earnings for this business segment were $126 million, or $0.66 per share, compared to $169 million, or $0.94 per share, for the year-ago period. Excluding unusual items, earnings from ongoing operations for this business segment for the same period of 2005 were $182 million, or $0.95 per share, compared to $175 million, or $0.97 per share, a year ago.

Key earnings drivers for PPL's supply segment in the first six months of 2005 compared to a year ago were higher energy margins in the Eastern U.S. and increased earnings contributions from the company's synfuel operations. Partially offsetting the key positive earnings drivers for the supply segment in the first half of 2005 compared to a year ago were lower energy margins in the Western U.S. and higher operating and maintenance costs, including higher outage costs at the company's power plants.

Pennsylvania Delivery Segment

PPL's Pennsylvania delivery business segment includes the regulated electric and gas delivery operations of PPL Electric Utilities and PPL Gas Utilities. Reported earnings in the second quarter of 2005 for this segment were $34 million, or $0.18 per share, compared to $2 million, or $0.01 per share, a year ago. There were no unusual items for this segment in the second quarter of 2005 or 2004.

The key earnings driver for PPL's Pennsylvania delivery segment in the second quarter of 2005 compared to a year ago was the 7.1 percent increase in distribution rates and transmission charges effective Jan. 1, 2005.

For the first six months of 2005, reported earnings for this business segment were $54 million, or $0.28 per share, compared to $42 million, or $0.23 per share, for the year-ago period. Excluding unusual items, first-half 2005 earnings from ongoing operations for this segment were $83 million, or $0.43 per share, compared to $42 million, or $0.23 per share a year ago.

The key earnings driver for PPL's Pennsylvania delivery segment in the first six months of 2005 compared to a year ago was the increase in distribution rates and transmission charges, as in the second quarter of 2005. However, partially offsetting this key positive earnings driver were: restoration expenses of $0.05 per share associated with severe January ice storms in northeastern Pennsylvania, for which PPL Electric Utilities is seeking approval from the Pennsylvania Public Utility Commission for a deferral accounting order that allows the utility to seek recovery in a future rate filing; and the favorable resolution of certain tax issues a year ago, but not recurring this year.

International Delivery Segment

PPL's international delivery business segment primarily includes investments in electric distribution companies in the United Kingdom and Latin America. Reported earnings for this segment in the second quarter of 2005 were $54 million, or $0.28 per share, compared to $66 million, or $0.36 per share, a year ago. There were no unusual items for this segment in the second quarter of 2005. Excluding unusual items, earnings from ongoing operations for this segment in the second quarter of 2004 were $44 million, or $0.24 per share.

Key earnings drivers for PPL's international delivery segment in the second quarter of 2005 compared to a year ago were: higher electricity delivery margins in the United Kingdom; lower U.S. taxes due to greater utilization of foreign tax credits from the United Kingdom; and positive foreign currency exchange rates in the United Kingdom.

Partially offsetting the key positive earnings drivers for the international delivery segment in this quarter compared to a year ago were higher pension costs in the United Kingdom.

For the first six months of 2005, reported earnings for this business segment were $116 million, or $0.61 per share, compared to $114 million, or $0.63 per share, a year ago.

There were no unusual items for this segment in the first half of 2005. Excluding unusual items a year ago, first-half earnings from ongoing operations in 2004 for this segment were $100 million, or $0.55 per share. The key positive earnings drivers and offsets for this segment in the first six months of 2005 compared to a year ago were identical to those in the second quarter of 2005.

2005 Earnings Forecast by Business Segment

Earnings from Ongoing Operations	2005 (forecast)		2004 (actual)
	Low	High
	(per share)
Supply	$2.15	$2.25	$2.31
Pennsylvania Delivery	0.85	0.90	0.43
International Delivery	1.00	1.05	0.98
Total	$4.00	$4.20	$3.72

PPL's 2005 earnings forecast includes specific key factors for each of the company's three business segments. The 2005 forecast also includes the dilutive effect of an increase of 4 million average shares of common stock outstanding.

Supply Segment

Excluding unusual items, PPL projects that its supply business segment will contribute $2.15 to $2.25 per share of its total earnings from ongoing operations in 2005, compared to $2.31 per share in 2004. The segment is projecting flat energy margins based on a combination of offsetting factors. These factors include an increase in the generation prices under the Pennsylvania Public Utility Commission-approved contract between PPL Electric Utilities and PPL EnergyPlus for customers who choose not to shop for an energy supplier and a full-year benefit from the 45-megawatt increase in capacity from replacing the Unit 1 turbine at the Susquehanna nuclear plant in April 2004. The positive effect of these factors is expected to be offset by increased costs for fuel and emission allowances.

In addition to projected flat energy margins, the following key factors are having an impact on 2005 supply business segment earnings: higher operation and maintenance expenses for a larger number of planned outages at the company's power plants; and the absence, in 2005, of tax benefits recorded in 2004.

Pennsylvania Delivery Segment

Excluding unusual items, PPL projects that its Pennsylvania delivery business segment will contribute $0.85 to $0.90 per share of its total earnings from ongoing operations in 2005, compared to $0.43 per share in 2004. A key factor affecting 2005 Pennsylvania delivery earnings is the combined 7.1 percent increase in distribution rates and transmission charges beginning Jan. 1, 2005. This rate increase, along with projected modest load growth, is being partially offset by the absence, in 2005, of tax benefits recorded in 2004, as well as by increased operation and maintenance expenses in 2005, including a $0.05 per share impact from the severe January ice storms in northeastern Pennsylvania.

International Delivery Segment

Excluding unusual items, PPL projects that its international delivery business segment will contribute $1.00 to $1.05 per share of its total earnings from ongoing operations in 2005, compared to $0.98 per share in 2004. Key positive factors affecting 2005 international earnings are improved delivery margins including an incentive revenue award earned by PPL's electric distribution businesses in the United Kingdom for outstanding customer service for the regulatory year ending in March 2005. Partially offsetting these positive factors is an increase in pension costs at PPL's electric distribution businesses in the United Kingdom due to an actuarial valuation of the pension plan in late-2004, which reflects higher pension obligations.

Credit Profile and Liquidity Position

Hecht said PPL continues to strengthen its credit profile while maintaining its solid liquidity position.

PPL's equity to total capitalization ratio as of June 30, 2005, was 38 percent, using debt and equity as presented on PPL's balance sheet. PPL's adjusted equity to total capitalization ratio as of June 30, 2005, was 52 percent. The adjusted ratio for June 30, 2005 excludes $1.0 billion of transition bonds and $2.2 billion of debt of international affiliates, all of which are non-recourse to PPL.

PPL expects its equity to total capitalization ratio at the end of 2005 to be 39 percent using debt and equity as presented on PPL's balance sheet, and 53 percent on an adjusted basis. The adjusted ratio excludes $892 million of transition bonds and $2.2 billion of debt of international affiliates. The forecasted improvement in PPL's equity to total capitalization ratio reflects an increase of about $200 million in common equity through growth in retained earnings.

At June 30, 2005, PPL had $2.2 billion of available capacity under its $2.8 billion of bank credit facilities. The following table reflects PPL's projected cash flows for 2005 and its actual cash flows for 2004. The 2004 amounts include $123 million in proceeds from the sale of PPL's minority interest in a Chilean energy holding company, and the 2005 amounts include $190 million in proceeds from the sale of PPL's Sundance plant in Arizona.

2005 Forecast of Cash Flow
(millions of dollars)		2005 (forecast)	2004 (actual)

Cash from operations		$1,375	$1,437
Plus: Proceeds from asset sales		190	123
		1,565	1,560
Less:	Transition bond repayments	265	254
	Capital expenditures	870	734
	Dividends-common & preferred	350	299

Free cash flow		$ 80	$ 273

Several key factors impact the change in cash from operations between periods. In 2004, cash from operations included a federal income tax refund, and cash payments for income taxes are expected to be higher in 2005 than in 2004. Other items include reductions in projected international cash from operations resulting from increased pension fund contributions, and the impact on cash flow from the regulator's rate review of PPL's electricity delivery business affiliates in the United Kingdom. Partially offsetting these items are projected higher 2005 revenues in PPL's Pennsylvania electricity delivery business as a result of the increase in distribution rates and transmission charges effective Jan. 1, 2005.

PPL's projection of increased capital expenditures in 2005 is primarily due to more planned maintenance outages at the company's generation plants in 2005 than in 2004 and increased investments in environmental equipment at those plants. PPL also expects increased capital expenditures by its domestic and international delivery businesses in 2005 to support system reliability. In the United Kingdom, the regulator has included the cost of capital expenditures in the determination of revenues that PPL's electricity delivery businesses can receive.

PPL plans to install sulfur dioxide scrubbers at two of its power plants in Pennsylvania. Scrubbers are planned at Units 1 and 2 of PPL's Montour coal-fired power plant and at Unit 3 of its Brunner Island coal-fired power plant during 2008. The company also plans to complete the installation of scrubbers at Units 1 and 2 of the Brunner Island plant during 2009. Key contracts for these scrubber projects have been awarded. The company's current plan for the installation of scrubbers and other pollution-control equipment from 2005 to 2010 reflects a cost of about $1.5 billion.

PPL plans to finance these pollution-control installations as part of its overall capital expenditure program with cash from operations and, when necessary, the issuance of debt securities. The company has no plans to issue any common stock during this period.

Future Outlook

Hecht said the company believes its strategy will result in a compound annual growth rate in per share earnings of 6 to 7 percent through 2010. In addition, PPL's previously announced dividend policy provides for PPL to grow its common stock dividend at a rate that exceeds the projected growth rate in per share earnings from ongoing operations until the dividend payout ratio reaches the 50 percent level, which is expected to occur in 2006, a year earlier than previously announced. Thereafter, the company would expect dividend growth to at least match the growth rate in earnings per share.

Hecht identified a number of visible growth elements:

•
Annual increases in the supply prices under the Pennsylvania Public Utility Commission-approved contract, expiring at the end of 2009, between PPL Electric Utilities and PPL EnergyPlus for PPL Electric Utilities customers who choose not to shop for an energy supplier.

•	Increases in the volume of sales from PPL EnergyPlus to PPL Electric Utilities reflecting the projected growth in customer use.
•	The opportunity to improve margins from wholesale electricity sales as certain long-term contracts expire over the next several years.
•	Incremental capacity increases of about 255 megawatts at several existing generating facilities.

PPL's long-term forecast assumes the sale of electricity at current forward wholesale price levels for the periods involved and that no new assets are added to the company's portfolio.

PPL Corporation, headquartered in Allentown, Pa., controls about 12,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to nearly 5 million customers in Pennsylvania, the United Kingdom and Latin America. More information is available at www.pplweb.com.

###
(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share.)

PPL invites interested parties to listen to the live Internet webcast of management's meeting with financial analysts about second-quarter 2005 financial results at 3 p.m. (EDT) on Tuesday, August 2. The meeting is available online live, in audio format, along with slides of the presentation, on PPL's Internet Web site: www.pplweb.com. The webcast will be available for replay on the PPL Web site for 30 days.

PPL CORPORATION AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

Condensed Consolidated Balance Sheet
(Millions of Dollars)

	June 30, 2005	Dec. 31, 2004 (a)

Assets
Cash	$366	$616
Other current assets	2,016	1,688
Investments	485	472
Property, plant and equipment - net
Electric plant	10,422	10,715
Gas and oil plant	215	213
Other property	211	221

	10,848	11,149
Recoverable transition costs	1,305	1,431
Goodwill and other intangibles	1,451	1,463
Regulatory and other assets	956	942

Total assets	$17,427	$17,761

Liabilities and Equity
Short-term debt (including current portion of long-term debt)	$1,063	$908
Other current liabilities	1,586	1,387
Long-term debt (less current portion)	6,151	6,881
Deferred income taxes and investment tax credits	2,396	2,426
Other noncurrent liabilities	1,819	1,813
Minority interest	54	56
Preferred stock	51	51
Earnings reinvested	1,991	1,870
Other common equity	3,596	3,530
Accumulated other comprehensive loss	(442)	(323)
Treasury stock	(838)	(838)

Total liabilities and equity	$17,427	$17,761

(a)	Certain amounts have been reclassified to conform to the current year presentation.

Condensed Consolidated Income Statement
(Millions of Dollars, Except per Share Data)

	3 Months Ended June 30,		6 Months Ended June 30,		12 Months Ended June 30,

	2005 (a)	2004 (a)(b)	2005 (a)	2004 (a)(b)	2005 (a)	2004 (a)(b)

Operating Revenues
Utility	$1,010	$908	$2,161	$1,993	$4,068	$3,824
Unregulated retail electric and gas	23	29	48	60	102	124
Wholesale energy marketing	276	290	544	567	1,205	1,170
Net energy trading margins	(1)	6	15	12	25	17
Energy-related businesses	168	128	308	248	589	490

	1,476	1,361	3,076	2,880	5,989	5,625

Operating Expenses
Fuel and purchased power	411	389	922	861	1,746	1,621
Other operation and maintenance	331	318	695	632	1,303	1,222
Amortization of recoverable transition costs	59	57	128	128	256	261
Depreciation	105	100	208	197	416	389
Taxes, other than income	69	63	141	119	269	248
Energy-related businesses	170	132	316	269	608	503
Workforce reduction	0	0	0	0	0	9

	1,145	1,059	2,410	2,206	4,598	4,253

Operating Income	331	302	666	674	1,391	1,372
Other Income - net	11	18	18	27	32	56
Interest Expense	125	133	260	254	519	491

Income from Continuing Operations Before
Income Taxes, Minority Interest and
Distributions on Preferred Securities	217	187	424	447	904	937
Income Taxes	38	30	72	105	171	159
Minority Interest	2	2	4	4	8	9
Distributions on Preferred Securities	0	0	1	1	2	3

Income from Continuing Operations	177	155	347	337	723	766
Loss from Discontinued Operations (net of
income taxes) (c)	49	7	51	12	54	43

Income Before Cumulative Effect of a
Change in Accounting Principle	128	148	296	325	669	723
Cumulative Effect of a Change in Accounting
Principle (net of income taxes)	0	0	0	0	0	(19)

Net Income	$128	$148	$296	$325	$669	$704

Earnings per share of common stock - basic
Ongoing Earnings	$0.92	$0.72	$2.01	$1.75	$3.99	$3.73
Unusual items	(0.25)	0.09	(0.45)	0.05	(0.45)	0.21

Net Income	$0.67	$0.81	$1.56	$1.80	$3.54	$3.94

Earnings per share of common stock - diluted
Ongoing Earnings	$0.91	$0.72	$1.99	$1.75	$3.96	$3.72
Unusual items	(0.24)	0.09	(0.44)	0.05	(0.45)	0.21

Net Income	$0.67	$0.81	$1.55	$1.80	$3.51	$3.93

Average shares outstanding (thousands)
Basic	189,626	182,962	189,317	180,437	188,995	178,642
Diluted	191,677	183,524	191,150	181,022	190,384	179,241

(a)
Earnings in the 2005 and 2004 periods were impacted by several unusual items, as described in the text and tables of this news release. Earnings from ongoing operations excludes the impact of these unusual items.

(b)	Certain amounts have been reclassified to conform to the current year presentation.
(c)	Includes the sale and operating losses of the Sundance power plant and the loss on sale of a Latin American telecommunications company.

Key Indicators

Financial
	12 Months Ended June 30, 2005	12 Months Ended June 30, 2004

Dividends declared per share	$1.74	$1.59
Book value per share (a)	$22.67	$21.48
Market price per share (a)	$59.38	$45.90
Dividend yield (a)	2.9%	3.5%
Dividend payout ratio (b)	50%	40%
Dividend payout ratio - earnings from ongoing operations (b)(c)	44%	43%
Price/earnings ratio (a)(b)	16.9	11.7
Price/earnings ratio - earnings from ongoing operations (a)(b)(c)	15.0	12.3
Return on average common equity	15.81%	21.35%
Return on average common equity - earnings from ongoing operations (c)	17.80%	20.46%

(a)	End of period.
(b)	Based on diluted earnings per share.
(c)	Calculated using earnings from ongoing operations, which excludes the impact of unusual items, as described in the text and tables of this news release.

Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings (Diluted)

2nd Quarter 2005	(millions of dollars)				(per share)
	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$87	$34	$54	$175	$0.45	$0.18	$0.28	$0.91
Unusual Items
Sale of Sundance (Q2, '05)	(47)			(47)	(0.24)			(0.24)
Total unusual items	(47)			(47)	(0.24)			(0.24)
Reported earnings	$40	$34	$54	$128	$0.21	$0.18	$0.28	$0.67

Year to date June 30, 2005	(millions of dollars)				(per share)
	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$182	$83	$116	$381	$0.95	$0.43	$0.61	$1.99
Unusual Items
PJM billing dispute (Q1, '05)		(27)		(27)		(0.14)		(0.14)
NorthWestern litigation (Q1, '05)	(6)			(6)	(0.03)			(0.03)
Sale of Sundance (Q2, '05)	(47)			(47)	(0.24)			(0.24)
Stock-based compensation adjustment (Q1, '05) (a)	(3)	(2)		(5)	(0.02)	(0.01)		(0.03)
Total unusual items	(56)	(29)		(85)	(0.29)	(0.15)		(0.44)
Reported earnings	$126	$54	$116	$296	$0.66	$0.28	$0.61	$1.55

12 Months Ended June 30, 2005	(millions of dollars)				(per share)
	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$434	$121	$199	$754	$2.28	$0.63	$1.05	$3.96
Unusual Items
PJM billing dispute (Q1, '05)		(27)		(27)		(0.14)		(0.14)
NorthWestern litigation (Q1, '05)	(6)			(6)	(0.03)			(0.03)
Sale of Sundance (Q2, '05)	(47)			(47)	(0.25)			(0.25)
Stock-based compensation adjustment (Q1, '05) (a)	(3)	(2)		(5)	(0.02)	(0.01)		(0.03)
Total unusual items	(56)	(29)		(85)	(0.30)	(0.15)		(0.45)
Reported earnings	$378	$92	$199	$669	$1.98	$0.48	$1.05	$3.51

(a)
This represents the portion of the first-quarter, stock-based compensation adjustment related to prior periods. The charge was reported in earnings from ongoing operations in the first-quarter earnings news release. However, this portion of the charge has been reclassified as an "unusual item," based on additional accounting guidance issued subsequent to the earnings release for the first quarter.

Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings (Diluted)

2nd Quarter 2004	(millions of dollars)				(per share)
	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$86	$2	$44	$132	$0.47	$0.01	$0.24	$0.72
Unusual Items
Impairment of investment in technology supplier (Q2, '04)	(6)			(6)	(0.03)			(0.03)
Sale of CGE (Q1, '04)			1	1
Sale of CEMAR (Q2, '04)			23	23			0.13	0.13
Discontinued operations (Q4, '03, Q2, '04)			(2)	(2)			(0.01)	(0.01)
Total unusual items	(6)		22	16	(0.03)		0.12	0.09
Reported earnings	$80	$2	$66	$148	$0.44	$0.01	$0.36	$0.81

Year to date June 30, 2004	(millions of dollars)				(per share)
	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$175	$42	$100	$317	$0.97	$0.23	$0.55	$1.75
Unusual Items
Impairment of investment in technology supplier (Q2, '04)	(6)			(6)	(0.03)			(0.03)
Sale of CGE (Q1, '04)			(7)	(7)			(0.04)	(0.04)
Sale of CEMAR (Q2, '04)			23	23			0.13	0.13
Discontinued operations (Q4, '03, Q2, '04)			(2)	(2)			(0.01)	(0.01)
Total unusual items	(6)		14	8	(0.03)		0.08	0.05
Reported earnings	$169	$42	$114	$325	$0.94	$0.23	$0.63	$1.80

12 Months Ended June 30, 2004	(millions of dollars)				(per share)
	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$463	$46	$158	$667	$2.58	$0.26	$0.88	$3.72
Unusual Items
Consolidation of variable interest entities (Q4, '03)	(27)			(27)	(0.15)			(0.15)
Workforce reduction (Q3, '03)		(5)		(5)		(0.03)		(0.03)
Impairment of investment in technology supplier (Q2, '04)	(6)			(6)	(0.04)			(0.04)
Sale of CGE (Q1, '04)			(7)	(7)			(0.04)	(0.04)
Sale of CEMAR (Q2, '04)			23	23			0.13	0.13
CEMAR-related tax benefit (Q3, '03)			81	81			0.46	0.46
Discontinued operations (Q4, '03, Q2, '04)			(22)	(22)			(0.12)	(0.12)
Total unusual items	(33)	(5)	75	37	(0.19)	(0.03)	0.43	0.21
Reported earnings	$430	$41	$233	$704	$2.39	$0.23	$1.31	$3.93

Operating - Domestic and International Electricity Sales

(millions of kwh)
	3 Months Ended June 30,				6 Months Ended June 30,				12 Months Ended June 30,

	2005	2004	Percent Change		2005	2004	Percent Change		2005	2004	Percent Change

Domestic retail
Delivered (a)	8,402	8,383	0.2%		18,706	18,303	2.2%		36,305	35,655	1.8%
Supplied	8,913	8,842	0.8%		19,715	19,211	2.6%		38,247	37,353	2.4%

International delivered
United Kingdom	7,310	7,313	0.0%		15,159	15,274	(0.8%	)	28,733	28,487	0.9%
Latin America	1,081	1,004	7.7%		2,158	2,013	7.2%		4,145	3,915	5.9%

Domestic wholesale
East (b)	4,767	6,001	(20.6%	)	9,579	11,690	(18.1%	)	22,929	25,463	(10.0%	)
West
NorthWestern Energy	839	827	1.4%		1,655	1,662	(0.4%	)	3,334	3,345	(0.3%	)
Other Montana	1,799	1,729	4.1%		3,868	3,937	(1.8%	)	7,677	7,782	(1.3%	)
PPL EnergyPlus	272	287	(5.3%	)	456	480	(5.0%	)	1,242	1,415	(12.2%	)

(a)	Electricity delivered to retail customers represents the kwh delivered to customers within PPL Electric Utilities Corporation's service territory.
(b)	Certain amounts have been reclassified to conform to the current year presentation.

“Earnings from ongoing operations” excludes the impact of unusual items. Earnings from ongoing operations should not be considered as an alternative to reported earnings, or net income, which is an indicator of operating performance determined in accordance with generally accepted accounting principles (GAAP). PPL believes that earnings from ongoing operations, although a non-GAAP measure, is also useful and meaningful to investors because it provides them with PPL's underlying earnings performance as another criterion in making their investment decisions. PPL's management also uses earnings from ongoing operations in measuring certain corporate performance goals. Other companies may use different measures to present financial performance.

“Free cash flow” is derived by deducting the following from cash flow from operations: capital expenditures (net of disposals, but adjusted to include lease financing) and repayment of transition bonds. Free cash flow should not be considered as an alternative to cash flow from operations, which is determined in accordance with GAAP. PPL believes that free cash flow is an important measure to both management and investors since it is an indicator of the company's ability to sustain operations and growth without additional outside financing beyond the requirement to fund maturing debt obligations. Other companies may calculate free cash flow in a different manner.

“Equity to total capitalization ratio” includes as equity minority interest and preferred stock, as well as all of the components of common equity as presented on the balance sheet. Total capitalization is calculated as equity plus short-term debt plus long-term debt as presented on the balance sheet.

“Adjusted equity to total capitalization ratio” excludes transition bonds issued by PPL Transition Bond Company, LLC, under the Pennsylvania Electricity Generation Customer Choice and Competition Act and excludes debt of international affiliates, which are nonrecourse to PPL. The adjusted equity to total capitalization ratio should not be considered as an alternative to an equity to total capitalization ratio using debt and equity balances as reflected on the balance sheet. PPL believes that this adjusted equity ratio is useful to investors because it provides them with another indicator of credit quality. The adjusted equity to total capitalization ratio focuses primarily on debt that is recourse to PPL, whether the debt is on or off balance sheet. Other companies may present adjusted equity ratios in a different manner.

Statements contained in this news release, including statements with respect to future earnings, energy prices, margins and sales, growth, revenues, expenses and pension costs, cash flows, cash from operations, dividends, credit profile, capital expenditures and generating capacity, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; weather conditions affecting customer energy usage and operating costs; competition in power markets; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of plants and other facilities; environmental conditions and requirements and the related costs of compliance including environmental capital expenditures and emission allowance and other expenses; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset acquisitions and dispositions; political, regulatory or economic conditions in states, regions and countries where PPL Corporation or its subsidiaries conduct business; receipt of necessary government permits, approvals and rate relief; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual terrorism or war or other hostilities; foreign exchange rates; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange Commission.

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Note to Editors: Visit PPL's media Web site at www.pplnewsroom.com for additional news and background about the corporation and its subsidiaries.